Exhibit 99.2

Radian Group Inc.

1601 Market Street
Philadelphia, Pennsylvania
19103-2337

800.523.1988
215.231.1000	News Release

Contact:
Emily Riley – phone: 215.231.1035
email: emily.riley@radian.biz

Radian Announces Exercise of $50 Million Over-allotment Option for Total Convertible Notes Issuance of $450 Million

PHILADELPHIA, November 9, 2010 — Radian Group Inc. (NYSE: RDN) announced today the exercise by its underwriters of the option to purchase an additional $50 million principal amount of its Convertible Senior Notes due 2017 to cover over-allotments in connection with its public offering launched on November 8, 2010, for a total offering size of $450 million. The underwriters will purchase the additional $50 million principal amount of notes from the Company at the public offering price, less underwriting discounts and commissions. Morgan Stanley & Co. Incorporated is acting as sole book-running manager for the offering, with Dowling & Partners Securities, LLC, Keefe, Bruyette & Woods, Inc., Macquarie Capital (USA) Inc. and Northland Capital Markets acting as co-managers. The offering is expected to close on November 15, 2010, subject to customary closing conditions.

In connection with the exercise of the over-allotment option, the Company intends to enter into a capped call transaction with an affiliate of one of the underwriters in the offering (the “counterparty”). The Company has previously entered into a capped call transaction with the counterparty with respect to $400 million of the notes on the same terms.

The capped call transaction is intended to offset the potential dilution to the Company’s common stock, and/or any potential cash payments in excess of the principal amount of converted notes upon conversion of the notes, up to a stock price of approximately $14.11 per share, which is the initial cap on the counterparty’s delivery obligation under the call option. If the market value of the Company’s common stock exceeds the cap specified in the capped call transaction, the settlement amount the Company receives under such transaction will be capped, and the anti-dilutive and/or offsetting effect of the capped call transaction will be limited.

Radian Group Inc.

1601 Market Street
Philadelphia, Pennsylvania
19103-2337

800.523.1988
215.231.1000

The notes will be issued pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission and was declared effective on July 29, 2009. The offering is being made by means of a prospectus and related prospectus supplement. Copies of the prospectus and related prospectus supplement for the offering may be obtained by contacting Morgan Stanley & Co. Incorporated, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department, 1-866-718-1649.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any security of the Company, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful. The offering may be made only by means of a prospectus supplement and related base prospectus.

About Radian

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

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